Exhibit 99.1
Contact:
McDavid Stilwell
GTx, Inc.
Director, Corporate Communications & Financial Analysis
901-523-9700
GTX, INC. PROVIDES CORPORATE UPDATE AND REPORTS SECOND QUARTER 2011
FINANCIAL RESULTS
MEMPHIS, TENN. — August 9, 2011 — GTx, Inc. (Nasdaq: GTXI) today reported financial results for the second quarter of 2011. The net loss for the quarter ended June 30, 2011 was $10.7 million compared with a net loss of $12.9 million for the quarter ended June 30, 2010.
“The Phase IIb Capesaris Maintenance Dose clinical trial for first line hormonal therapy in men with advanced prostate cancer is enrolling as planned,” said Mitchell S. Steiner, MD, CEO of GTx. “We also expect to initiate this year both a Phase II Capesaris Loading Dose clinical trial for first line hormonal therapy in men with advanced prostate cancer and a Phase II Capesaris clinical trial for second line hormonal therapy in men on androgen deprivation therapy with castration resistant prostate cancer.”
“During this quarter, we will initiate the POWER1 and POWER2 pivotal Phase III clinical trials evaluating Ostarine for the prevention and treatment of muscle wasting in patients with advanced non-small cell lung cancer,” Dr. Steiner continued. “We believe that combining Ostarine with first line chemotherapy will result in increased muscle mass, improved physical function and quality of life, and possibly even prolonged survival.”
Clinical Pipeline Updates
•	Capesaris™ (GTx-758), a selective ER alpha agonist for first line and second line hormonal treatment of advanced prostate cancer: For first line hormonal therapy, the primary endpoint of Phase III clinical trials required by FDA for approval is maintaining castration (serum total testosterone levels <50 ng/dL) from day 28 through day 364. In June 2011, GTx initiated the Phase IIb maintenance dose clinical trial evaluating Capesaris 1000mg and 2000mg compared to Lupron Depot® (leuprolide acetate for depot suspension) in 156 men with advanced prostate cancer. The objective of the Phase IIb clinical trial is to find the lowest dose capable of maintaining castration and to quantify the differences in estrogen deficiency side effects between Capesaris and

Lupron. GTx expects primary efficacy results from this open label study by year end 2011. Also this year, GTx plans to initiate a Phase II loading dose clinical trial evaluating Capesaris 1500mg twice daily and 3000mg once daily in 104 men with advanced prostate cancer (52 subjects per study arm). The objective of this study is to determine the optimal dose of Capesaris to achieve castration in at least 90% of men by day 28. GTx expects data from this study by year end 2011. GTx also plans to initiate a second line hormonal therapy Phase II clinical study evaluating Capesaris in men with castration resistant prostate cancer (CRPC). The objective of this study is to determine the ability of Capesaris to reduce serum PSA in men with CRPC currently receiving androgen deprivation therapy.

•	Ostarine™, a selective androgen receptor modulator for the prevention and treatment of muscle wasting in patients with non-small cell lung cancer (NSCLC): In patients with NSCLC, muscle loss is an independent predictor of performance status, tolerability to cancer treatment, progression free survival and overall survival. In the current quarter, GTx will initiate two pivotal Phase III Ostarine clinical trials, POWER1 and POWER2 (Prevention and Treatment Of Muscle Wasting in CancER). In each of the placebo-controlled, double-blind clinical trials, 300 patients with Stage III or IV non-small cell lung cancer initiating first line chemotherapy will be randomized to placebo or Ostarine 3mg. The studies will evaluate as co-primary endpoints the effect of Ostarine versus placebo on total lean body mass (muscle) assessed by dual x-ray absorptiometry (DXA) and on physical function assessed by the Stair Climb Test at three months (each endpoint α=0.05). Durability of effect will be assessed as a secondary endpoint at five months. GTx expects to complete enrollment in approximately one year. The Company expects data from the POWER1 and POWER2 studies in the first quarter of 2013.
Second quarter 2011 financial highlights
The net loss for the quarter ended June 30, 2011 was $10.7 million compared with a net loss of $12.9 million for the same period in 2010.
Revenue for the second quarter of 2011 was $1.6 million compared to $935,000 for the same period in 2010. Revenue for the second quarter of 2011 consisted of net sales of FARESTON® (toremifene citrate) 60 mg, marketed for the treatment of metastatic breast cancer in postmenopausal women. Revenue for the second quarter of 2010 consisted of net sales of

FARESTON® of $599,000 and collaboration revenue of $336,000 from our former collaboration with Ipsen Biopharm Limited.
For the three months ended June 30, 2011 and 2010, research and development expenses were $7.6 million and $9.5 million, respectively.
General and administrative expenses for the second quarter of 2011 were $4.5 million compared to $4.3 million for the same period in 2010.
At June 30, 2011, GTx had cash, cash equivalents and short-term investments of $91.0 million. On June 28, 2011, GTx completed an underwritten public offering of common stock raising approximately $49.0 million, net of the underwriting discount and offering expenses.
Conference Call
There will be a conference call today at 9 a.m. Eastern Time to discuss GTx’s second quarter financial results and to provide a company update. To listen to the conference call, please dial:
•	866-788-0541 from the United States and Canada or

•	857-350-1679 (International)

The access code for the call is 41240301.
A playback of the call will be available beginning today at 12:00 p.m. Eastern Time through August 23, 2011 and may be accessed by dialing:
•	888-286-8010 from the United States and Canada or

•	617-801-6888 (International)

The reservation number for the replay is 39024417.
Additionally, you may access the live and subsequently archived webcast of the conference call from the Investor Relations section of the company’s website at http://www.gtxinc.com.
About GTx
GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development, and commercialization of small molecules that selectively target hormone pathways for the treatment of cancer, cancer supportive care, and other serious medical conditions.

Forward-Looking Information is Subject to Risk and Uncertainty
This press release contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements include, but are not limited to, statements relating to GTx’s plans to initiate clinical trials for OstarineTM (GTx-024) and Capesaris™ (GTx-758) and statements related to the therapeutic potential of GTx’s product candidates. Forward-looking statements involve risks and uncertainties. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks (i) that GTx will not be able to commercialize its product candidates if clinical trials do not demonstrate safety and efficacy in humans; (ii) that GTx may not be able to obtain required regulatory approvals to commercialize its product candidates in a timely manner or at all; (iii) that clinical trials planned to be conducted by GTx may not be initiated or completed on schedule, or at all, or may otherwise be suspended or terminated; or (iv) that GTx could utilize its available cash resources sooner than it currently expects and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product candidate development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s prospectus supplement filed with the Securities and Exchange Commission on June 23, 2011 contains under the heading, “Risk Factors”, a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

GTx, Inc.
CONDENSED BALANCE SHEETS
(in thousands, except share data)

	June 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$82,421	$58,181
Short-term investments	8,535	450
Accounts receivable, net	904	683
Inventory	143	171
Prepaid expenses and other current assets	1,077	875

Total current assets	93,080	60,360
Property and equipment, net	1,526	2,040
Intangible and other assets, net	221	1,850

Total assets	$94,827	$64,250

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,139	$848
Accrued expenses and other current liabilities	3,765	3,112
Deferred revenue — current portion	—	1,345

Total current liabilities	4,904	5,305
Deferred revenue, less current portion	—	6,721
Other long-term liabilities	217	497
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value: 120,000,000 and 60,000,000 shares authorized at June 30, 2011 and December 31, 2010, respectively; 62,756,411 and 51,719,187 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	63	52
Additional paid-in capital	455,791	404,555
Accumulated deficit	(366,148)	(352,880)

Total stockholders’ equity	89,706	51,727

Total liabilities and stockholders’ equity	$94,827	$64,250

GTx, Inc.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Product sales, net	$1,645	$599	$2,874	$1,398
Collaboration revenue	—	336	8,066	56,114

Total revenues	1,645	935	10,940	57,512
Costs and expenses:
Cost of product sales	264	134	469	285
Research and development expenses	7,591	9,477	14,894	17,127
General and administrative expenses	4,470	4,325	9,154	8,834

Total costs and expenses	12,325	13,936	24,517	26,246

(Loss) income from operations	(10,680)	(13,001)	(13,577)	31,266
Other income, net	7	60	309	132

Net (loss) income	$(10,673)	$(12,941)	$(13,268)	$31,398

Net (loss) income per share:
Basic and diluted	$(0.21)	$(0.36)	$(0.26)	$0.86

Weighted average shares used in computing net (loss) income per share:
Basic and diluted	51,968,667	36,420,901	51,844,616	36,420,901